EXHIBIT 3.2

ALEXANDRIA REAL ESTATE EQUITIES, INC.

ARTICLES OF AMENDMENT

Alexandria Real Estate Equities, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
FIRST: Section 6.1 of the charter of the Corporation (the “Charter”) is hereby deleted in its entirety and the following is substituted in lieu thereof:
Section 6.1. Authorized Shares. The Corporation has authority to issue 500,000,000 shares of stock, consisting of 200,000,000 shares of Common Stock, $.01 par value per share (“Common Stock”), 100,000,000 shares of Preferred Stock, $.01 par value per share (“Preferred Stock”) (of which 10,000,000 shares are designated as 7.00% Series D Cumulative Convertible Preferred Stock, $.01 par value per share), and 200,000,000 shares of Excess Stock, $.01 par value per share (“Excess Stock”). The aggregate par value of all authorized shares of stock having par value is $5,000,000.
SECOND: Sections 6.3(b) - (d) of the Charter are hereby deleted in their entirety. Section 6.3(a) of the Charter is hereby relettered as Section 6.3.
THIRD: The total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment of the Charter was 400,000,000 shares of stock, consisting of 100,000,000 shares of Common Stock, $.01 par value per share, 100,000,000 shares of Preferred Stock, $.01 par value per share (of which 10,000,000 shares were designated as 7.00% Series D Cumulative Convertible Preferred Stock), and 200,000,000 shares of Excess Stock, $.01 par value per share. The aggregate par value of all shares of stock having par value was $4,000,000.
FOURTH: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment of the Charter is 500,000,000 shares of stock, consisting of 200,000,000 shares of Common Stock, $.01 par value per share, 100,000,000 shares of Preferred Stock, $.01 par value per share (of which 10,000,000 shares are designated as 7.00% Series D Cumulative Convertible Preferred Stock), and 200,000,000 shares of Excess Stock, $.01 par value per share. The aggregate par value of all authorized shares of stock having par value is $5,000,000.
FIFTH: The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law (the “MGCL”) is not changed by the foregoing amendment of the Charter.
SIXTH: The amendment to the Charter as set forth above has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.
SEVENTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

- Signature page follows -

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by the undersigned Chief Executive Officer and attested by its Chief Financial Officer on this 9th day of May, 2017.

ATTEST:                    ALEXANDRIA REAL ESTATE EQUITIES, INC.

/s/ Dean A. Shigenaga	By:	/s/ Joel S. Marcus
Name: Dean Shigenaga		Name: Joel S. Marcus
Title: Chief Financial Officer		Title: Chief Executive Officer